EXHIBIT 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

PULSE BIOSCIENCES, INC.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Pulse Biosciences, Inc.

[•], 2018

Dear Stockholder:

Enclosed are materials relating to a rights offering by Pulse Biosciences, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), including the Prospectus dated [•], 2018 (the “Prospectus”). Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase shares of our common stock, par value $0.001 per share (the “Common Stock”), only during a limited period. Answers to some frequently asked questions about the rights offering can be found under the heading “Questions and Answers About the Rights Offering” in the Prospectus. Any prospective purchaser of shares of our Common Stock pursuant to the exercise of the subscription rights should read the Prospectus, including without limitation the risk factors contained therein, prior to making any decision to invest in the Company.

In the rights offering, we are offering an aggregate of [•] shares of Common Stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [•], 2018 (the “Expiration Time”).

As described in the Prospectus, you will receive one subscription right for each share of Common Stock (each, a “Basic Subscription Right”) owned at 5:00 p.m., Eastern Time, on [•], 2018 (the “Record Date”). Each Basic Subscription Right will allow you to subscribe for [•] shares of Common Stock (the “Basic Subscription Right”) at the cash price of $[•] per full share (the “Subscription Price”). For example, if you owned [•] shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive one Basic Subscription Right and would have the right to purchase [•] shares of Common Stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription right (the “Over-Subscription Right”, collectively with the Basic Subscription Right, the “Subscription Rights”) to purchase a portion of any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Right based on the number of shares each person subscribed for under the Basic Subscription Right. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Right, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Rights have been fulfilled, whichever occurs earlier.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder other than you has purchased any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Right by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Right in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Right if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right is less than the amount you actually paid in connection with the exercise of the Over-Subscription Right, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.
•	To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right; you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Right. See “The Rights Offering — Subscription Rights — Over-Subscription Rights.”

You are not required to exercise any or all of your Subscription Rights. If you do not exercise your Subscription Rights and the rights offering is completed, the number of shares of our Common Stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other stockholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your Subscription Right in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors—Risks Related to the Rights Offering,” in the Prospectus.

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate issued to stockholders of record and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Non-Transferable Subscription Rights Certificate;
3.	Instructions as to Use of Pulse Biosciences, Inc. Non-Transferable Subscription Rights Certificates; and
4.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Subscription Price prior to the Expiration Time. If you send your Non-Transferable Subscription Rights Certificate(s) and Subscription Price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. We will not be required to issue shares of our Common Stock to you if the Subscription Agent receives your Non-Transferable Subscription Rights Certificate or your subscription payment after that time, regardless of when the Non-Transferable Subscription Rights Certificate and subscription payment were sent. See “The Rights Offering—Expiration Date and Amendments” in the Prospectus.

Once you have exercised your Subscription Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent for this rights offering, by calling (888) 789-8409 (toll-free). Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Pulse Biosciences, Inc.

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